Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

THIS EXECUTIVE TRANSITION AGREEMENT (this “Transition Agreement”) is made as of the 10th day of May, 2018 (the “Effective Date”), by and between UNITED COMMUNITY BANKS, INC., incorporated under the laws of the state of Georgia (the “Corporation”), and Jimmy C. Tallent, a resident of the State of Georgia (“Tallent”).

WHEREAS, Tallent currently serves as Chief Executive Officer and Chairman of the Corporation; and

WHEREAS, the Corporation and Tallent desire to set forth their mutual agreement with respect to matters relating to Tallent’s retirement from the position as Chief Executive Officer and Chairman and his continued service, first, as Executive Chairman, then, as consultant, and the terms of Tallent’s transition, compensation and benefits and other matters related thereto;

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.     Transition; Duties.

1.1    Executive Chairman. Effective July 1, 2018 (the “Executive Chairman Transition Date”), Tallent shall resign as the Chief Executive Officer and Chairman of the Corporation and commence employment as the Executive Chairman of the Corporation. Tallent shall serve as Executive Chairman of the Corporation from the Executive Chairman Transition Date through June 30, 2019; provided, however, that Tallent and the Board of Directors of the Corporation may extend the Executive Chairman Term in one or more consecutive one-year increments by mutual agreement (the original term and any renewal term, being the “Executive Chairman Term”) and Tallent may at any time while serving as Executive Chairman resign as Executive Chairman and commence service as consultant pursuant to Section 1.2 below. As Executive Chairman, Tallent shall perform and discharge the duties and responsibilities reasonably assigned to Tallent from time to time by the Board of Directors of the Corporation, which will include only those duties and responsibilities customarily performed by an Executive Chairman including, without limitation, facilitating a smooth transition by providing his knowledge, counsel and advice to his successor; and providing general strategy guidance with respect to the Corporation and United Community Bank (the “Bank”, or together with the Corporation, the “Company”), including regarding the Company’s organic growth strategy and mergers and acquisitions. Tallent shall also advise the Company with respect to investor, customer, and employee relations. For the avoidance of doubt, during the Executive Chairman Term, Tallent shall be a regular full-time employee of the Corporation.

1.2     Consultant. Effective as of the end of the Executive Chairman Term, as extended, if applicable (the “Consultant Transition Date”), and until the three-year anniversary of the Consultant Transition Date if the Consultant Transition Date begins on or before July 1, 2019 or until the two year anniversary of the Consultant Transition Date if the Consultant Transition Date begins thereafter (the “Consulting Term”), Tallent shall resign as Executive Chairman and cease employment with the Corporation and shall thereafter serve as a consultant and provide services to the Company in the form of strategic advice as reasonably requested from time to time by the Corporation’s Chief Executive Officer and/or Board of Directors. For the avoidance of doubt, during the Consulting Term, Tallent shall provide services as an independent contractor and not as an employee, agent or representative of the Company. During the Consulting Term, Tallent shall devote sufficient business time and energy in providing consulting services as is reasonably necessary to perform his consulting services, which the Corporation and Tallent anticipate to be no more than 20% of the average level of services performed by Tallent for the Company over the thirty-six months immediately preceding the Consultant Transition Date.

2.    Compensation. Tallent shall receive the following compensation and benefits during the Executive Chairman Term and the Consulting Term (together the “Term”), except as otherwise provided below:

2.1    Salary; Compensation for Services. In consideration of his service during the Term and his agreement to the covenants contained in Sections 4-7 of this Agreement during and after the Term:

(a)     During the Executive Chairman Term, Tallent’s annual base salary the “Base Salary”) shall be Five Hundred Thousand Dollars ($500,000) per year (the “Executive Chairman Salary”) (prorated for any partial year), which amount shall be paid in equal installments throughout the year (no less frequently than monthly) in accordance with the Company’s regular payroll practices and policies during the Executive Chairman Term.

(b)    During the Consulting Term, the Corporation shall pay Tallent Three Hundred and Fifty Thousand Dollars ($350,000) per year (“Consultant Compensation”) (prorated for any partial year), which amount shall be paid in equal monthly installments on the 1st business day of each month during the Consulting Term.

2.2    Equity Awards.

(a)     During the Executive Chairman Term, Tallent will be eligible for regular equity awards on the same basis as and no less favorable than generally awarded to executive management of the Company. The target value of the equity awards will be 75% of Tallent’s then-applicable Executive Chairman Salary.

(b)    During the Consulting Term, Tallent shall forego his eligibility for all regular equity awards generally awarded to executive management of the Company; provided, however, that all of Tallent’s outstanding equity awards as of the Consultant Transition Date shall continue to vest and remain outstanding as if Tallent remained employed with the Company notwithstanding this Transition Agreement, the termination of Tallent’s employment or other service with the Company at any time or the terms of such equity awards or the plans under which they were granted providing for expiration of such equity awards in connection with the termination of Tallent’s employment or other service with the Company.

2.3    Business Expenses. The Company shall reimburse Tallent for reasonable and necessary business expenses incurred by Tallent in the performance of his duties and services hereunder in accordance with reimbursement policies of the Company.

2.4    Benefits.

(a)    In addition to the compensation and benefits specifically described in this Transition Agreement, during the Executive Chairman Term, Tallent shall be entitled to such benefits as may be available from time to time to all other executive officers and employees of the Company. All such benefits shall be awarded and administered in accordance with the Company’s standard policies and practices and the terms of such plans. Such benefits may include, by way of example only, retirement, health and disability insurance benefits, sick leave and such other benefits as the Company provides to its executive officers and employees.

(b)    During the first eighteen (18) months after the end of the Executive Chairman Term, if Tallent makes a valid Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) election, the Company shall (i) provide Tallent, his spouse and his dependents with continued coverage under the Company’s health plan pursuant to COBRA; and (ii) on behalf of Tallent, his spouse and his dependents, pay (on a monthly basis) Tallent’s and their medical COBRA premiums in the same percentage as the Company pays the premiums for active employees under the Company health plan.

(c)    During the Term, on behalf of Tallent, the Company shall continue to pay Tallent’s split dollar insurance policy premiums pursuant to that certain Split-Dollar Agreement between United Community Banks, Inc. and Jimmy C. Tallent dated June 1, 1994.
2.5    Change in Control Agreement. The parties agree and acknowledge that the Corporation and Tallent previously entered into that certain Amended and Restated Change in Control Severance Agreement (the “CIC Agreement”). The Company and Tallent agree that: (i) the CIC Agreement shall remain in effect pursuant to its terms (except as otherwise set forth herein) notwithstanding the terms of this Transition Agreement; (ii) the term of the CIC Agreement will not terminate on Tallent’s termination of employment but shall continue and remain in effect through the Term of this Transition Agreement; (iii) the “Date of Termination” in the CIC Agreement shall be the date upon which Tallent’s employment and consulting service with the Company both cease; (iv) any reference to Tallent’s employment in the CIC Agreement shall be read to refer to Tallent’s employment through the Executive Chairman Term and Tallent’s service as a consultant during the Consulting Term; (v) all references in the CIC Agreement to Tallent’s Base Salary, annual bonus and other benefits shall be read to refer to the comparable items of compensation or benefits being provided to Tallent at the relevant time during the Term if the termination of Tallent’s employment or service during the Term entitles Tallent to the compensation and benefits set forth in the CIC Agreement, and (vi) all of the terms of the CIC Agreement will be read and interpreted so as to extend the protections and benefits of the CIC Agreement to Tallent during the Term to the same extent as entities during Tallent’s employment with the Company prior to the Transition Agreement. In the event Tallent is entitled to compensation or benefits under the CIC Agreement, such compensation or benefits shall be reduced to the extent of any amounts paid to Tallent hereunder after the end of the Term.
2.6    Annual Discretionary Bonus. Tallent shall be eligible to receive, with respect to each calendar year which includes any portion of the Executive Chairman Term, a discretionary bonus determined by the Board of Directors of the Corporation under the Company’s annual incentive plan applicable to executive management based upon Tallent’s contributions to the Company and on the same terms generally applicable to the other executive officers. The target amount of the annual bonus will be 75% of Tallent’s then-applicable Executive Chairman Salary; provided that, for calendar year 2018, the target amount of the annual bonus for Tallent’s services as Chief Executive Officer and Chairman for the first half of the year and as Executive Chairman for the second half of the year will be 75% of the sum of (x) Tallent’s Base Salary for the six (6) months from January 1, 2018 until June 30, 2018 plus (y) Tallent’s Executive Chairman Salary for the six (6) months from July 1, 2018 until December 31, 2018.

2.7    Withholding.

(a)    During the Executive Chairman Term, the Company shall deduct from each payment of compensation for services as Executive Chairman hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, employment and other withholding requirements.

(b)    During the Consulting Term, Tallent agrees to pay all taxes due on amounts paid to him for services as a consultant, and is solely responsible for timely remittance to appropriate authorities of all federal, state and local taxes and charges incident to the payment of compensation for such services. Without limitation, the parties hereto agree that the Company shall not be responsible for, nor withhold, any taxes, assessments or other fees incurred by or on behalf of Tallent with respect to his consulting services, including but not limited to federal, state and local withholding taxes.

3.    Termination; Suspension or Reduction of Benefits.

3.1    Termination. During the Term, Tallent’s employment and service under this Transition Agreement may only be terminated as follows:

(a)    By the Board of Directors of the Corporation:

(1)    for Cause; or

(2)     upon Tallent’s Disability and only after the expiration of the Disability Period.

(b)    By Tallent for any or no reason, provided that Tallent shall give the Corporation not less than thirty (30) days’ prior written notice of his intent to effect the termination; or

(c)    At any time upon mutual, written agreement of the parties or automatically upon Tallent’s death.

3.2    Effect of Termination and Timing of Payments.
(a)    Upon the termination of Tallent’s employment and service hereunder for any reason, the Company shall be obligated to pay to Tallent or his estate any Executive Chairman Salary or Consultant Compensation (as applicable) due and owing under Section 2.1 on the effective date of the termination, reimbursement under Section 2.3 of expenses incurred up to the effective date of the Termination, and any compensation and benefits to which Tallent is entitled under the terms of any compensation or benefit plan or agreement in which Tallent participated. Upon the termination of Tallent’s employment and service hereunder by the Board of Directors of the Corporation without Cause, the Company shall be obligated to pay to Tallent in a single lump sum all amounts due pursuant to this Transition Agreement as if such termination had not occurred. In furtherance of the foregoing, (i) if such termination without Cause occurs during the Executive Chairman Term and before June 30, 2019, Tallent shall receive all amounts payable hereunder as Executive Chairman through June 30, 2019 (with any award bonus payable for the year of termination at target, prorated for time employed) and then as a consultant for a three-year Consulting Term that would have began after such Executive Chairman Term, (ii) if such termination without Cause occurs during the Executive Chairman Term beginning on or after July 1, 2019, Tallent shall receive all amounts payable hereunder until the end of the then-applicable Executive Chairman Term and then as a consultant for a two-year Consulting Term that would have began after such Executive Chairman Term, and (iii) if such termination without Cause occurs during the Consulting Term, Tallent shall receive all amounts payable hereunder until the end of such two or three-year Consulting Term as applicable. Tallent’s outstanding equity awards will continue to remain outstanding as provided in Section 2.2 above.
(b)     Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Company’s payment of any amount owed to Tallent under Section 3.2(a) (other than pursuant to the first sentence thereof), Tallent must execute and return to the Company within such period of time following termination as is permitted by the Company (not later than forty-five (45) days following such termination) (and not timely revoke during any revocation period provided pursuant to such release) a customary separation and release agreement in the form provided by the Company. The Company shall provide such separation and release agreement in sufficient time so that if Tallent timely executes and returns such agreement to the Company, the revocation period provided therein shall expire before the date the amounts set forth in Section 3.2(a) are required to be paid.
(c)    All payments pursuant to Section 3.2(a) shall be made no later than the sixtieth (60th) day following Tallent’s termination. Notwithstanding any provision in the Agreement to the contrary, this Transition Agreement shall at all times be interpreted and operated in compliance with the requirements of Code Section 409A, as amended and the standards, regulations or other guidance promulgated thereunder (“Section 409A”). Specifically, to the extent necessary to avoid the imposition of tax on Tallent under Section 409A, payments payable upon a termination shall be suspended until six (6) months following the effective date of termination, if, immediately prior to Tallent’s termination, Tallent is a “specified employee” (within the meaning of Section 409A) and Section 409A would require the delay of such payment to avoid any penalties thereunder. Each payment hereunder shall be deemed a separate payment for purposes of Section 409A, and the parties agree that the any payments pursuant to Section 3.2(a) are intended to be exempt from Section 409A as a short-term deferral. The parties intend that no payment pursuant to this Transition Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Tallent acknowledges that the Company does not guarantee any particular tax treatment and that Tallent is solely responsible for any taxes he incurs pursuant to Section 409A or any similar statute or regulations, if any, as a result of this Transition Agreement.
(d)    For purposes of this Transition Agreement and the CIC Agreement, Tallent will be deemed to have terminated his employment and/or service, as applicable, as of the time he incurs a “separation from service” within the meaning of Section 409A.
3.3    Regulatory Matters.

(a)    If Tallent is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Corporation under this Transition Agreement shall terminate, as of the effective date of such order, except for the payment of amounts due and owing under Section 2.1 on the effective date of said order, and reimbursement of expenses incurred as of the effective date of termination.

(b)    If Tallent is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Corporation under this Transition Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation shall (1) pay Tallent all or part of the compensation withheld while its contract obligations were suspended and (2) reinstate (in whole or in part) any of its obligations which were suspended.

(c)    If the Corporation is in default as defined in Section 3(x)(1) of the FDIA, all obligations under this Transition Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)    All obligations under this Transition Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Corporation (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Corporation under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Corporation when the Corporation is determined by the Director to be in an unsafe and unsound condition. Any rights of Tallent that have already vested, however, shall not be affected by such action.

(e)    Notwithstanding anything herein contained to the contrary, any payments to Tallent by the Corporation pursuant to this Transition Agreement are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)), and the regulations promulgated thereunder in 12 C.F.R. Part 359 or otherwise.

4.	Employer Information.

4.1    Ownership of Employer Information. All Corporation Information received or developed by Tallent during the Term will remain the sole and exclusive property of the Corporation.

4.2    Obligations of Tallent. Tallent agrees:

(a)    to hold Corporation Information in strictest confidence;

(b)    not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Corporation Information or any physical embodiments of Corporation Information; and

(c)    in any event, not to take any action causing or fail to take any action necessary in order to prevent any Corporation Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that Tallent is required by law to disclose any Corporation Information, Tallent will not make such disclosure unless (and then only to the extent that) Tallent has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Corporation when Tallent becomes aware that such disclosure has been requested and is required by law. This Section shall survive for a period of two (2) years following termination of this Transition Agreement for any reason with respect to Confidential Information, and shall survive termination of this Transition Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets. Tallent shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Tallent shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Transition Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

4.3    Delivery upon Request or Termination. Upon request by the Corporation, and in any event upon Tallent’s termination of employment and service pursuant to Section 3.1, Tallent shall promptly deliver to the Corporation all property belonging to the Corporation and its Affiliates, including, without limitation, all Corporation Information then in Tallent’s possession or control.

5.
Non-Competition. Tallent agrees that during the Term and for a period of one (1) year thereafter, Tallent will not (except on behalf of or with the prior written consent of the Corporation), within the Area, either directly or indirectly, on Tallent’s own behalf or in the service or on behalf of others, perform for any Competing Business services which are the same as the services Tallent provided for the Corporation.

6.Non-Solicitation of Customers. Tallent agrees that during the Term and for a period of two (2) years thereafter, Tallent will not (except on behalf of or with the prior written consent of the Corporation) on Tallent’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s customers, including prospective customers actively sought by the Company, with whom Tallent had material contact during the last two (2) years of Tallent’s employment, for purposes of providing products or services that are competitive with those provided by the Company.

7.Non-Solicitation of Employees. Tallent agrees that during the Term and for a period of two (2) years thereafter, Tallent will not on Tallent’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Company with whom Tallent had material contact during the last two (2) years of Tallent’s employment.

8.Remedies. Tallent agrees that the covenants contained in Sections 4 through 7 of this Transition Agreement are of the essence of this Transition Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company, and that irreparable loss and damage will be suffered by the Company should Tallent breach any of the covenants. Therefore, Tallent agrees and consents that, in addition to all the remedies provided by law or in equity, the Corporation shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Corporation and Tallent agree that all remedies available to the Corporation or Tallent, as applicable, shall be cumulative.

9.Severability. The parties agree that each of the provisions included in this Transition Agreement is separate, distinct and severable from the other provisions of this Transition Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Transition Agreement. Further, if any provision of this Transition Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

10.No Set-Off by Tallent. The existence of any claim, demand, action or cause of action by Tallent against the Corporation whether predicated upon this Transition Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of any of its rights hereunder.

11.Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Corporation:
United Community Banks, Inc.
2 West Washington Street
Greenville, SC 29601
Attention: Chief Executive Officer

If to Tallent:
Jimmy C. Tallent
544 Ket Hedden Road
Hiawassee, GA 30546

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

12.Assignment. The rights and obligations of the Corporation under this Transition Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Corporation. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Corporation shall have no further liability hereunder, and the successor or assign, as applicable, shall become the employer hereunder, but Tallent will not be deemed to have experienced a termination of employment or service by virtue of such assignment. The Agreement is a personal contract and the rights and interest of Tallent may not be assigned by Tallent. This Transition Agreement shall inure to the benefit of and be enforceable by Tallent and Tallent’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Waiver. A waiver by one party to this Transition Agreement of any breach of this Transition Agreement by the other party to this Transition Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14.Applicable Law and Choice of Forum. This Transition Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that any appropriate state court located in Union County, Georgia or federal district court having jurisdiction over Union County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Transition Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

15.Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Transition Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Transition Agreement or affect its meaning, construction or effect.

16.Entire Agreement. This Transition Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Transition Agreement. No amendment or modification of this Transition Agreement shall be valid or binding upon the Corporation, or Tallent unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Transition Agreement are hereby expressly terminated.

17.Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Transition Agreement.

18.Survival. The obligations of Tallent and the Company shall survive Tallent’s termination of employment and/or service and termination or expiration of this Transition Agreement for the period designated under each respective section.

19.Representation Regarding Restrictive Covenants. Tallent represents that Tallent is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit Tallent from entering into this Transition Agreement or providing the services for the Corporation contemplated by this Transition Agreement on or after the Effective Date. In the event Tallent is subject to any such agreement, this Transition Agreement shall be rendered null and void and the Corporation shall have no obligations to Tallent under this Transition Agreement.

20.	Definitions. Whenever used in this Transition Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)    “Affiliate” shall mean any entity which controls another entity, is controlled by or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)    “Agreement” shall mean this Transition Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Transition Agreement.

(c)    “Area” shall mean the geographic area within a twenty (20) mile radius of any branch location or other office of the Company. It is the express intent of the parties that the Area as defined herein is the area where Tallent performs services on behalf of the Company under this Transition Agreement.

(d)    “Business of the Corporation” shall mean the business conducted by the Company, which is commercial and consumer banking.

(e)    “Cause” shall mean:

(1)    A material breach of the terms of this Transition Agreement by Tallent, including, without limitation, the willful and intentional failure by Tallent to perform in any material respect

Tallent’s duties and responsibilities in the manner and to the extent required under this Transition Agreement;

(2)    Conduct by Tallent that amounts to fraud, dishonesty, misappropriation (including, without limitation, the use of funds of the Company for personal or other non-business purposes), disloyalty or willful misconduct in the performance of Tallent’s duties and responsibilities hereunder;

(3)    Indictment or its equivalent or conviction of Tallent of a crime involving breach of trust or moral turpitude or any felony;

(4)     Fraudulent, dishonest, or inappropriate action by Tallent which would, in the reasonable judgment of the Board of Directors of the Corporation, have a materially adverse impact on the reputation of the Company;

(5)    Conduct by Tallent that amounts to gross and willful insubordination or gross negligence in the performance of his duties and responsibilities hereunder;

(6)    Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company intends to institute any form of formal or informal regulatory action against Tallent or the Company, provided that the Board of Directors of the Corporation determines in good faith that such action involves acts or omissions by or under the supervision of Tallent or that his Termination could materially advance the Company’s compliance with the purpose of the action or would materially assist the Company in avoiding or reducing the restrictions or adverse effect to the Company related to the regulatory action;

(7)    Tallent purchasing securities in any corporation that results in Tallent collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; or

(8)    Tallent’s removal and/or permanent prohibition by bank regulatory authorities from participating in the conduct of the affairs of the Corporation.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)    “Competing Business” shall mean any entity (other than the Corporation or its Affiliates) that is conducting any business that is the same or substantially the same as any Business of the Company.

(h)    “Confidential Information” means data and information relating to the business of the Corporation and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to Tallent or of which Tallent became aware as a consequence of or through Tallent’s relationship to the Corporation and its Affiliates and which has value to the Corporation and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Corporation or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by Tallent or any other employee of Corporation or an Affiliate, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(i)    “Disability” shall mean Tallent’s physical or mental disability or incapacity which would constitute a disability under an accident and health plan maintained by the Corporation that provides income replacement benefits and in which Tallent participates or, if the Corporation does not maintain such a plan or Tallent does not participate therein, Tallent’s inability to perform the essential functions of Tallent’s job with or without reasonable accommodation as a result of a physical or mental disability or incapacity.

(j)    “Disability Period” shall mean the period beginning on the date the Corporation determines that Tallent is subject to a condition that constitutes a Disability and ending on either the date that is six (6) months after such determination or the date Tallent begins receiving income replacement benefits under any long-term disability policy maintained by the Company, whichever occurs first, provided in either case Tallent has not returned to employment or other service.

(k)    “Corporation Information” means Confidential Information and Trade Secrets.

(l)    “Term” shall mean the period the Agreement is in effect pursuant to Section 2.1.
(m)    “Termination” shall mean a termination of Tallent’s employment as an employee or engagement as a consultant.
(n)    “Trade Secrets” means information of the Corporation or an Affiliate including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(i)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Corporation, and Tallent have executed and delivered this Transition Agreement as of the date first shown above.

UNITED COMMUNITY BANKS, INC.

By:    /s/ L. Cathy Cox
L. Cathy Cox
Chair, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors

/s/ Jimmy C. Tallent
Jimmy C. Tallent